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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
SARATOGA BEVERAGE GROUP, INC.
(518) 584-6363

NORTH CASTLE PARTNERS, L.L.C.
(203) 862-3200

         SARATOGA BEVERAGE GROUP, INC. AND NORTH CASTLE PARTNERS, L.L.C.
                   ANNOUNCE 21 DAY EXTENSION OF CLOSING PERIOD
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Winter Haven, FL and Greenwich, CT, June 1, 2000 - Saratoga Beverage Group, Inc.
and North Castle Partners, L.L.C. announced that they have agreed to extend the closing period under the Stock Purchase Agreement and Agreement and Plan of Merger to Wednesday, June 21, 2000, provided that North Castle and the rollover shareholders can reach agreement by Wednesday, June 7, 2000 on the restructured post-merger equity of the surviving entity in the merger. North Castle has requested that the rollover shareholders purchase additional shares of the surviving entity and agree that a portion of the rollover shares and additional shares be subject to a limited call. The $6.00 per share cash price payable to all of the other shareholders would not be affected by the extension.

In order to provide greater assurance that the merger will be completed, Saratoga and North Castle have agreed to limit North Castle's right to terminate the agreement due to a material adverse change only to events occurring during the period between April 1, 2000 and May 31, 2000. Moreover, North Castle has confirmed to Saratoga that all questions previously communicated by North Castle to Saratoga concerning Saratoga's 1999 financial statements have been withdrawn.

The consummation of the transactions contemplated by the merger agreement remains subject to several conditions including the completion of the financing for the transaction and the absence of material adverse change to the business of Saratoga during the period between April 1, 2000 and May 31, 2000 only. Although there can be no assurance that the merger will be completed, Saratoga and North Castle expect, subject to the satisfaction of all conditions, to consummate the merger on or before June 21, 2000.

Saratoga Beverage Group, Inc., formerly the Saratoga Spring Water Company, was founded in 1872. Saratoga produces sparkling and non-carbonated spring water products and Saratoga Splash and, through its subsidiary The Fresh Juice Company, Inc., manufactures, markets and distributes fresh squeezed and frozen fresh squeezed citrus juices, fresh fruit smoothies (blends of juices and purees) and other non-carbonated beverages marketed under the labels "Fresh Pik't," "the Fresh Juice Company," "Hansen's Juices," "Ultimate" and "Just Pik't." Saratoga's Class A common stock is traded on the Nasdaq SmallCap Market under the symbol TOGA.

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North Castle Partners, with offices in Greenwich, Connecticut and San Francisco,
California, is a leading private equity fund focused on developing healthy living and aging businesses.

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